UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2006

BAUSCH & LOMB INCORPORATED
(Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bausch & Lomb Place, Rochester, NY		14604-2701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 338.6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 27, 2006, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved a one-time arrangement for limited contributions to be made for the benefit of employees, including named executive officers of the Company, participating in the 401(k) Excess Program (“Excess Program”) under the Company’s non-qualified Executive Deferred Compensation Plan.  The contributions are being made as a technical correction in the administration of the Excess Program.  As a standard feature of the Excess Program, the Company makes a matching contribution based on a percentage of the employee’s salary and level of contribution into that program.

However, the Company has determined that, because recent IRS regulations under Code Section 409A do not allow the previously elected deferrals of certain performance-based bonuses, affected employees would not be entitled to receive the expected benefits of the Company matching contribution on those deferrals.  In order to preserve the intended matching contribution, the Compensation Committee has authorized affected employees to receive Company contributions into their Excess Program deferral accounts in the amounts they would have received if the Company had been able to permit deferral of performance-based bonus compensation into the Excess Program under their elections.  The total amount of the contributions for the 28 affected employees is estimated to be $245,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

/s/ David R. Nachbar
David R. Nachbar
Senior Vice President - Human Resources
Date: March 3, 2006